Exhibit 99.1

For Immediate Release

April 25, 2007

Greer Bancshares Incorporated

Contact: Dennis Hennett

Phone: (864) 848-5118

Greer Bancshares Incorporated Reports First Quarter Earnings

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $710,000, or 28 cents per diluted share, for the quarter ended March 31, 2007. This is an increase of 26.8% over the $560,000, or 22 cents per diluted share, for the first quarter of 2006. First quarter 2006 earnings were originally reported at $640,000, or 25 cents per diluted share, but were later reduced by $86,000 in conjunction with the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108. Total assets increased 14.2% to $361 million at March 31, 2007, from $316 million at March 31, 2006. Total Loans increased 13.5% to $246 million from $217 million.

Greer State Bank is now in its nineteenth year of operations and serves the greater Greer community with three offices and a fourth office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.